UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Soliciting Material Pursuant to § 240.14a-12

MENTOR GRAPHICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007 PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

to be held at

Corporate Headquarters

8005 SW Boeckman Road

Wilsonville, Oregon

on June 14, 2007, at 5 p.m.

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

We look forward to hearing from you and greatly appreciate your continued interest in Mentor Graphics Corporation.

Sincerely,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 14, 2007

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation (the “Company”), an Oregon corporation, will be held on Thursday, June 14, 2007 at 5:00 p.m., Pacific Time, at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To amend the Company’s 1987 Non-Employee Directors’ Stock Option Plan to provide for an annual grant to each director of an option for 21,000 shares or 7,000 shares of restricted stock, at the election of the director, to decrease the vesting period from five years to three years and to provide additional flexibility in administering the Plan;

3.	To approve the Company’s Executive Variable Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal years ending January 31, 2007 and January 31, 2008; and

5.	To transact any other business that may properly come before the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

Only shareholders of record at the close of business on April 18, 2007 are entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

May 11, 2007

Mailed to Shareholders on

or about May 11, 2007

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor Graphics” or “Company”) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, June 14, 2007 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $9,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mail, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

A copy of the Company’s Annual Report/Form 10-K is available online at http://www.mentor.com/company/investor_relations/filings. Upon written request to the Corporate Secretary and without charge, the Company will provide a copy of the Company’s Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

Shareholders of record at the close of business on April 18, 2007 are entitled to notice of and to vote at the meeting. At the record date, 85,206,794 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company.

			Shares of Common Stock Beneficially Owned as of December 31, 2006
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Walden C. Rhines	60	1993	1,790,140	(1)	2.1

Chairman of the Board and Chief Executive Officer of the Company since 2000; President and Chief Executive Officer of the Company from 1993 to 2000; director of Cirrus Logic, Inc. and Triquint Semiconductor, Inc. (both are manufacturers of semiconductors).

Gregory K. Hinckley	60	2000	1,121,158	(2)	1.3

President of the Company since 2000; Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000; Senior Vice President and Vice President of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997; director of Amkor Technology Inc. (a provider of semiconductor packaging and test services), ArcSoft, Inc. (a provider of multimedia software and firmware), and Intermec, Inc. (a provider of integrated system solutions).

Sir Peter L. Bonfield	62	2002	46,714	(3)	*

International Business Advisor since 2002; Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002; director of AstraZeneca Group PLC (a pharmaceutical company), Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services), Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonaktiebolaget LM Ericsson (a telecommunications equipment manufacturer), Chairman of Supervisory Board of NXP Semiconductors (a semiconductor company) and Vice-President, British Quality Foundation.

Marsha B. Congdon	60	1991	69,253	(4)	*
Private investor since 1997; Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997.

James R. Fiebiger	65	1994	95,201	(5)	*

Semiconductor Industry Consultant since 2005; Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) from 1999 to 2004; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998; director of Actel Corporation (a developer of field programmable gate arrays), Power Integrations, Inc. (a supplier of high-voltage integrated circuits), Pixelworks, Inc. (a fabless semiconductor company) and QLogic Corporation (a developer of semiconductor and board-level products).

			Shares of Common Stock Beneficially Owned as of December 31, 2006
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total

Kevin C. McDonough	57	1999	75,041	(6)	*

President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002; President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997.

Patrick B. McManus	67	2003	26,700	(7)	*

Private investor since 1987; Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987; Chief Financial Officer of various companies prior to 1984 including Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation.

Fontaine K. Richardson	65	1983	67,000	(8)	*

Private investor since 2000; General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000; director of Network Engines, Inc. (a provider of computer hardware and integration services).

*	Less than 1%

(1)	Includes 1,513,166 shares subject to options exercisable within 60 days of December 31, 2006.

(2)	Includes 998,885 shares subject to options exercisable within 60 days of December 31, 2006.

(3)	Includes 46,714 shares subject to options exercisable within 60 days of December 31, 2006.

(4)	Includes 66,000 shares subject to options exercisable within 60 days of December 31, 2006.

(5)	Includes 76,000 shares subject to options exercisable within 60 days of December 31, 2006.

(6)	Includes 71,041 shares subject to options exercisable within 60 days of December 31, 2006.

(7)	Includes 25,200 shares subject to options exercisable within 60 days of December 31, 2006.

(8)	Includes 57,000 shares subject to options exercisable within 60 days of December 31, 2006.

Vote Required For Approval

Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the current Board of Directors to fill the vacancy.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND SHAREHOLDER ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence, Committees and Meetings

The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors hold regularly scheduled meetings at which only independent directors are present. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee, and the Option Approval Committee.

The Audit Committee, which consisted of Directors Congdon, Fiebiger, McDonough, McManus and Richardson through November 9, 2006, and Directors Bonfield, Congdon, Fiebiger and McManus after November 9, 2006, held eight meetings during 2006. This committee oversees the accounting and financial reporting processes of the Company and the audits of its financial statements, it appoints, compensates, retains and oversees the independent auditors, it reviews and approves all audit and non-audit services performed by the independent auditors, and it meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.mentor.com.

The Compensation Committee, which consisted of Directors Bonfield, Congdon, Fiebiger and Richardson through November 9, 2006, and Directors Congdon, McDonough, McManus and Richardson after November 9, 2006, held six meetings during 2006. See “Compensation Discussion and Analysis” below for more information about the Compensation Committee.

The Nominating Committee, which consisted of Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson through November 9, 2006, and Directors Bonfield, Fiebiger, McDonough, and Richardson after November 9, 2006, met once during 2006. The Nominating Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary. It is the Nominating Committee’s policy that director candidates possess high personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate to serve the long-term interests of the Company’s shareholders. The Nominating Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote. In seeking nominees, the Nominating Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm.

The Option Approval Committee consists of Directors McManus and Richardson. This committee approves new hire and promotional stock option grants to persons who are not executive officers within ranges previously approved by the Compensation Committee.

The Board of Directors of Mentor Graphics held five meetings during 2006. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2006. It is the Company’s practice that directors attend the Company’s Annual Meeting of Shareholders. In 2006, all of the Company’s directors except Director Bonfield attended the Company’s Annual Meeting of Shareholders.

Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Director Compensation in 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Sir Peter L. Bonfield	30,000	150,453	180,453
Marsha B. Congdon	40,000	97,482	137,482
James R. Fiebiger	40,000	97,482	137,482
Kevin C. McDonough	40,000	97,482	137,482
Patrick B. McManus	50,000	66,958	116,958
Fontaine K. Richardson	40,000	98,917	138,917

(1)	Represents the amount of compensation expense recognized under SFAS No. 123 (revised 2004) “Share Based Payment” (“SFAS 123(R)”) in 2006 with respect to options granted in 2006 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. On May 18, 2006, the date of our 2006 Annual Meeting, each director was automatically granted an option for 12,000 shares at an exercise price of $13.20 per share. The grant date fair value of each of these options was $83,437, or $6.95 per share covered by the option. The assumptions made in determining the grant date fair values of options under SFAS 123(R) are disclosed in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. Directors hold outstanding options for the following numbers of shares of our common stock: Sir Peter L. Bonfield, 80,893; Marsha B. Congdon, 102,000; James R. Fiebiger, 112,000; Kevin C. McDonough, 107,041; Patrick B. McManus, 66,000; and Fontaine K. Richardson, 93,000.

In 2006, each of our non-employee directors (“Outside Directors”) was paid an annual fee of $30,000, which was paid in cash. Members of the Audit Committee were paid an additional $10,000 per year, except for the Audit Committee Chair, who was paid $10,000 for serving on the committee plus $10,000 more for serving as Audit Committee Chair. Effective February 1, 2007, Outside Directors are paid an annual fee of $40,000, members of the Audit, Compensation and Nominating Committees are paid an additional $10,000 per year for each committee membership and the Audit Committee Chair is paid $10,000 for serving on the committee plus $10,000 more for serving as Audit Committee Chair. No compensation will be paid to directors for January 2007. We reimburse directors for all travel and other expenses incurred in attending Board meetings and Board committee meetings.

The 1987 Non-Employee Directors’ Stock Option Plan (“1987 Plan”) was adopted in 1987 and most recently amended in 2006 by the Board of Directors and the shareholders. The 1987 Plan provides for annual equity awards to Outside Directors of stock options or, with proposed amendments, restricted stock. See Proposal No. 2 below for a more detailed description of the 1987 Plan.

Outside Director Share Ownership Guidelines

To better align the interests of Board members with the interests of shareholders, the Board has adopted share ownership guidelines. Under these guidelines, Outside Directors are expected to achieve ownership of Mentor Graphics Common Stock with a value equal to three times the amount of the annual cash retainer (currently $40,000 resulting in an expected share ownership level of $120,000). Each Outside Director is expected to achieve this level of ownership by April 30, 2011 or within five years of initial election as a director. As of December 31, 2006, Directors Fiebiger and Richardson met the share ownership guidelines.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of December 31, 2006 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of December 31, 2006 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	9,756,516	(3)	11.8

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	8,507,939	(4)	10.2

Barclays Global Investors, N.A. Barclays Global Fund Advisors 45 Fremont St. San Francisco, CA 94105	4,537,551	(5)	5.5

Renaissance Technologies Corp. 800 Third Avenue New York, NY 10022	4,381,000	(6)	5.3

Capital Research and Management Company 333 South Hope St. Los Angeles, CA 90071	4,155,000	(7)	5.0

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent

Walden C. Rhines	1,790,140	(8)	2.1

Gregory K. Hinckley	1,121,158	(9)	1.3

L. Don Maulsby	179,108	(10)	*

Walter H. Potts	190,662	(11)	*

Joseph D. Sawicki	115,837	(12)	*

All directors and executive officers as a group (17 persons)	4,892,148	(13)	5.6

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Information provided as of December 31, 2006 in Schedules 13G filed by the shareholders.

(3)	Private Capital Management, L.P. reported it beneficially owns 9,756,516 shares. Of those shares, it has sole voting and dispositive power with respect to 1,483,600 shares and shared voting and dispositive power with respect to 8,272,916 shares.

(4)	Goldman Sachs Asset Management, L.P. reported it has sole voting power with respect to 7,156,024 shares and sole dispositive power with respect to 8,507,939 shares.

(5)	Barclays Global Investors, N.A. reported it has sole voting power with respect to 2,056,910 shares and sole dispositive power with respect to 2,457,315. Barclays Global Fund Advisors reported it has sole voting and sole dispositive power with respect to 2,080,236 shares.

(6)	Renaissance Technologies Corp. reported it has sole voting power and sole dispositive power with respect to 4,381,000 shares.

(7)	Capital Research and Management Company (“CRMC”) reported it has sole voting power and sole dispositive power with respect to 4,155,000 shares.

(8)	Includes 1,513,166 shares subject to options exercisable within 60 days of December 31, 2006.

(9)	Includes 998,885 shares subject to options exercisable within 60 days of December 31, 2006.

(10)	Includes 166,565 shares subject to options exercisable within 60 days of December 31, 2006.

(11)	Includes 186,393 shares subject to options exercisable within 60 days of December 31, 2006.

(12)	Includes 99,585 shares subject to options exercisable within 60 days of December 31, 2006.

(13)	Includes 4,354,547 shares subject to options exercisable within 60 days of December 31, 2006.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2006 (“Named Executive Officers”).

Name and Principal Position	Year	Salary($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation ($)(3)	Total($)
Walden C. Rhines Chairman of the Board and Chief Executive Officer	2006	613,156	603,072	1,729,514	6,600	2,952,342

Gregory K. Hinckley President and principal financial officer(4)	2006	501,189	514,891	1,275,846	6,600	2,298,526

L. Don Maulsby Senior Vice President, World Trade	2006	363,654	194,967	800,136	6,600	1,365,357

Joseph D. Sawicki Vice President and General Manager, Design-to-Silicon Division	2006	250,422	157,162	438,266	6,600	852,450

Walter H. Potts Vice President and General Manager, Systems Design Division	2006	375,073	188,541	207,074	6,600	777,288

(1)	Represents the amount of compensation expense recognized under SFAS 123(R) in 2006 with respect to options granted in 2006 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under SFAS 123(R) are disclosed in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents annual bonus earned for 2006 performance under the officer’s applicable variable incentive plan.

(3)	Represents the Company’s contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code.

(4)	Mr. Hinckley serves primarily as the Company’s President but is also its principal financial officer.

Grants of Plan-Based Awards in 2006

The following table contains information concerning the 2006 bonus opportunities for the Named Executive Officers under applicable variable incentive plans and the stock options granted to the Named Executive Officers in 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Option Awards: Number of Shares Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(5)
Name	Grant Date	Threshold	Target	Maximum	ISO(3)	NQSO(4)
Walden C. Rhines		188,674	628,914	—
	9/28/2006				7,047		14.19	49,933
	9/28/2006					217,953	14.19	1,544,350
Gregory K. Hinckley		139,183	463,944	—
	9/28/2006				7,047		14.19	49,933
	9/28/2006					181,703	14.19	1,287,493
L. Don Maulsby		87,287	290,958	—
	9/28/2006				7,047		14.19	49,933
	9/28/2006					34,203	14.19	242,352
Joseph D. Sawicki		1,378	137,819	—
	9/28/2006				7,047		14.19	49,933
	9/28/2006					32,328	14.19	229,067
Walter H. Potts		2,250	225,080	—
	9/28/2006				7,773		14.19	55,077
	9/28/2006					39,102	14.19	277,065

(1)	Amounts reported in these columns represent potential bonuses payable for performance in 2006 under the applicable variable incentive plan, or VIP. The Compensation Committee annually approves target bonus levels as a percentage of base salary. Prior to July 1, 2006, the percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines—100%; Mr. Hinckley—90%; Mr. Maulsby—80%; Mr. Sawicki—55%; and Mr. Potts—60%. Effective July 1, 2006, the Compensation Committee adjusted the target bonus level percentages for Dr. Rhines and Mr. Hinckley as follows: 105% and 95%, respectively. See “Compensation Discussion and Analysis—Annual Variable Incentive Plan Compensation” for a discussion of the 2006 VIP bonus program and payouts.

(2)	The exercise price of stock options granted by the Company is equal to the closing market price of our Common Stock on the grant date. The combined ISO and NQSO granted to each person becomes exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. The ISO portion of each grant generally becomes exercisable at the end of the four-year vesting period. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(3)	All amounts reported under this heading represent the portion of the annual option grant intended to qualify as an incentive stock option under the Internal Revenue Code. See “Compensation Discussion and Analysis—Stock Option Awards.”

(4)	All amounts reported under this heading represent the portion of the annual option grant that will not qualify as an incentive stock option under the Internal Revenue Code and therefore is a nonqualified stock option. See “Compensation Discussion and Analysis—Stock Option Awards.”

(5)	All amounts reported under this heading represent the grant date fair value of options granted based on a value of $7.0857 per share. This is the same value for the options used under SFAS 123(R). The assumptions made in determining this value are disclosed in Note 15 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets forth the information concerning outstanding options held by the Named Executive Officers on December 31, 2006.

Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Walden C. Rhines	0	225,000	(2)	14.1900	09/28/2016
	62,500	137,500	(3)	8.4100	09/26/2015
	78,125	71,875	(4)	11.7400	11/04/2014
	193,443	6,557	(5)	15.2500	10/28/2013
	122,816	0		5.6600	09/25/2012
	160,000	0		18.8400	10/22/2011
	260,000	0		17.8125	10/13/2010
	30,388	0		8.0625	11/01/2009
	160,000	0		12.5625	02/28/2009
	180,000	0		10.0625	02/28/2008
	250,000	0		9.0000	02/28/2007

Total	1,497,272	440,932

Gregory K. Hinckley	0	188,750	(2)	14.1900	09/28/2016
	53,125	116,875	(3)	8.4100	09/26/2015
	66,406	61,094	(4)	11.7400	11/04/2014
	163,443	6,557	(5)	15.2500	10/28/2013
	102,816	0		5.6600	09/25/2012
	134,000	0		18.8400	10/22/2011
	202,500	0		17.8125	10/13/2010
	2,888	0		8.0625	11/01/2009
	80,000	0		12.5625	02/28/2009
	180,000	0		10.0625	02/28/2008

Total	985,178	373,276

L. Don Maulsby	0	41,250	(2)	14.1900	09/28/2016
	4,180	45,977	(3)	8.4100	09/26/2015
	24,740	22,760	(4)	11.7400	11/04/2014
	60,943	6,557	(5)	15.2500	10/28/2013
	35,625	0		18.8400	10/22/2011
	35,000	0		17.8125	10/13/2010

Total	160,488	116,544

Joseph D. Sawicki	0	39,375	(2)	14.1900	09/28/2016
	20,508	45,117	(3)	8.4100	09/26/2015
	10,742	9,883	(4)	11.7400	11/04/2014
	21,771	5,729	(5)	15.2500	10/28/2013
	9,000	0		5.6600	09/25/2012
	9,250	0		18.8400	10/22/2011
	10,000	0		17.8125	10/13/2010
	10,000	0		8.0625	11/01/2009
	2,500	0		12.5625	02/28/2009
	450	0		9.0000	02/28/2007

Total	94,221	100,104

Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date

Walter H. Potts	0	46,875	(2)	14.1900	09/28/2016
	3,555	39,102	(3)	8.4100	09/26/2015
	24,740	22,760	(4)	11.7400	11/04/2014
	38,443	6,557	(5)	15.2500	10/28/2013
	25,000	0		18.8400	10/22/2011
	35,000	0		17.8125	10/13/2010
	16,495	0		12.6875	01/19/2010
	37,500	0		12.8750	05/11/2009

Total	180,733	115,294		N/A	N/A

(1)	Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)

25% of these shares will become exercisable on September 28, 2007, and 1/48th of these shares will become exercisable on the 28th day of each month thereafter, becoming fully exercisable on September 28, 2010.

(3)	1/33rd of these shares will become exercisable on January 26, 2007 and on the 26th day of each month thereafter, becoming fully exercisable on September 26, 2009.

(4)	1/23rd of these shares will become exercisable on January 4, 2007 and on the 4th day of each month thereafter, becoming fully exercisable on November 4, 2008.

(5)	1/10th of these shares will become exercisable on January 28, 2007 and on the 28th day of each month thereafter, becoming fully exercisable on October 28, 2007.

Option Exercises in 2006

The following table sets forth information with respect to options that were exercised by Named Executive Officers during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Walden C. Rhines	407,518	2,894,801
Gregory K. Hinckley	223,684	999,434
L. Don Maulsby	69,532	677,236
Joseph D. Sawicki	150	834
Walter H. Potts	57,724	519,537

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders(1)	8,436,273	$13.21	12,692,684
Equity compensation plans not approved by security holders(2)(3)	10,110,802	$14.88	1,291,495
Total	18,547,075	$14.32	13,984,179

(1)	Includes options outstanding and shares available for future issuance under the Company’s 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Option Plan, as well as shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(2)	All options for shares outstanding and shares available for future issuance shown here are under the Company’s 1986 Stock Plan. The 1986 Stock Plan provides for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally grants options under the 1986 Stock Plan only to persons who are not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(3)	In connection with the acquisitions in 2002 of IKOS Systems, Inc. and Innoveda, Inc., the Company assumed employee stock options. Of those assumed options, options for a total of 546,751 shares then-existing with an average exercise price of $15.01 per share remained outstanding at December 31, 2006. These assumed options are not included in the above table.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 12 months after a “change in control” of Mentor Graphics, except that this protection is extended to 24 months for Dr. Rhines and Mr. Hinckley. In our executive retention agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of Mentor Graphics through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the board of directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason,” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation within seven days of the due date or to comply with the other provisions of the executive retention agreements.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2006 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration(2)	Health, Life and Disability Insurance Continuation(3)	Director and Officer Insurance Continuation(4)	Relocation Expenses(5)	Outplacement Services(6)	Total(7)
Walden C. Rhines	$3,753,393	$2,693,365	$23,921	$125,735	$287,266	$—	$6,883,680
Gregory K. Hinckley	2,917,617	2,282,430	24,870	125,735	542,008	22,400	5,915,060
L. Don Maulsby	989,979	771,127	14,266	125,735	331,425	22,400	2,254,932
Joseph D. Sawicki	656,729	671,265	16,380	125,735	17,598	—	1,487,707
Walter H. Potts	911,261	727,058	14,386	125,735	308,974	22,400	2,109,814

(1)	Cash Severance Benefit. Each Named Executive Officer has entered into an executive retention agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 12 months after a change in control, except that this protection is extended to 24 months for Dr. Rhines and Mr. Hinckley. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum within five days after termination.

(2)	Stock Option Acceleration. If cash severance benefits are triggered, the executive retention agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable and will remain exercisable for 30 days. Information regarding outstanding unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. Because options accelerated on termination of employment will have a maximum remaining term of 30 days, amounts in the table above represent the aggregate value as of December 31, 2006 of each Named Executive Officer’s outstanding unexercisable options assuming a 30-day remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under SFAS 123(R).

(3)	Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the executive retention agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us, but not to the extent similar benefits are provided by a subsequent employer. The insurance benefits continue for 24 months for Dr. Rhines and Mr. Hinckley, and for 18 months for all other executive officers. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of December 31, 2006.

(4)	Director and Officer Insurance Continuation. If cash severance benefits are triggered, the executive retention agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of tail coverage under our current director and officer liability insurance policy.

(5)

Relocation Expenses. If cash severance benefits are triggered, the executive retention agreements for all Named Executive Officers also provide for relocation expenses (grossed up for taxes) incurred by the officer in order to begin new employment. Benefits are provided for relocations occurring within 24 months following termination for Dr. Rhines and Mr. Hinckley and for 12 months following termination for all other executive officers. The amounts in the table above represent the estimated cost of a typical relocation, including gross-up for income taxes and, in the case of Mr. Hinckley, excise tax on excess parachute payments.

(6)	Outplacement Services. If cash severance benefits are triggered, the executive retention agreements for all Named Executive Officers also require us to provide two years’ of outplacement services. The amounts in the table above represent the estimated cost of such services.

(7)	Total—Conditional Cap on Change in Control Benefits. Under the executive retention agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Relocation Expenses and Outplacement Services for Dr. Rhines and Mr. Sawicki have been reduced in accordance with this provision.

Other Benefits Triggered on Termination due to Death or Disability

As of December 31, 2006, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and (iii) that upon either death or disability the option shall remain exercisable for one year. The aggregate value as of December 31, 2006 of options that would have become exercisable if death had occurred on that date, assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under SFAS 123(R), for each Named Executive Officer was: Dr. Rhines—$1,521,076, Mr. Hinckley—$1,290,726, Mr. Maulsby—$423,887, Mr. Sawicki—$358,983, and Mr. Potts—$415,546. For a termination due to disability using the same assumptions, those amounts were: Dr. Rhines—$1,263,310, Mr. Hinckley—$1,074,489, Mr. Maulsby—$376,630, Mr. Sawicki—$313,874, and Mr. Potts—$361,845.

The executive retention agreement with each Named Executive Officer provides that if the officer’s employment is terminated due to death or disability, the Named Executive Officer will receive salary continuation for one year. Accordingly, if the employment of the Named Executive Officers had terminated on December 31, 2006 as a result of death or disability, they (or their heirs) would have received their salaries for one year in the following amounts: Dr. Rhines—$622,217, Mr. Hinckley—$508,595, Mr. Maulsby—$369,028, Mr. Sawicki—$300,000, and Mr. Potts—$382,427.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable Nasdaq rules. Currently, the Compensation Committee is comprised of Directors Congdon, McDonough, McManus and Richardson. Director Richardson currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at www.mentor.com/company.

Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also reviews and approves all stock option grants to officers and general managers and the annual stock option grants to all other employees. New hire and promotional option grants within ranges previously approved by the Compensation Committee to persons who are not officers or general managers are approved monthly by the Option Approval Committee, consisting of Directors McManus and Richardson.

The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation programs and benefit programs. The Compensation Committee does not have an on-going relationship with any consulting firm. The Compensation Committee did not retain any compensation consultants with respect to compensation decisions made during 2006.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers include:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive plan

•	Stock option awards

•	401(k) matching contributions

•	Change in control benefits

Philosophy

Our executive compensation program is designed to attract and retain highly talented executives, motivate them to high levels of performance, recognize the differing impact that various executives have on the achievement of corporate goals, and align executives’ and shareholders’ interests. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company or specific product lines, and stock option awards.

Use of Market Benchmark Data

We annually obtain market data on executive compensation from the Radford Executive Survey provided by AON Consulting, and use this data as a tool in establishing base salaries, variable incentive plan, or VIP, target bonus levels and stock option grant levels. Each year, our Vice President of Human Resources selects the peer group of companies for which this data is obtained, generally consisting of software companies with annual revenues between $500 million and $1.5 billion. In 2006, this peer group consisted of the following companies:

•	Activision, Inc.

•	Autodesk, Inc.

•	Avid Technology, Inc.

•	Business Objects SA

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	Hyperion Solutions Corporation

•	McAfee, Inc.

•	Metavante Corporation

•	National Instruments Corporation

•	NCS Pearson, Inc.

•	The Reynolds and Reynolds Company

•	Sybase, Inc.

•	Synopsys, Inc.

•	THQ, Inc.

•	Trend Micro, Inc.

The Vice President of Human Resources and her staff analyze the peer group data and are responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and the Compensation Committee.

Base Salaries

Base salaries paid to executives are intended to attract and retain highly talented individuals. The Compensation Committee’s general policy is to set base salaries for executive officers around the 50th percentile of the salaries for comparable positions at companies in the peer group described above. In setting base salaries, the Compensation Committee also considers individual experience, individual performance, the Company’s performance, and job responsibilities during the prior year.

The Compensation Committee reviews all executive salaries on an annual basis. Prior to fiscal year 2008, salary adjustments became effective on July 1 of each year. Effective July 1, 2006, the base salary levels increased for Dr. Rhines, Mr. Hinckley and Mr. Maulsby by 3%, for Mr. Potts by 4%, and for Mr. Sawicki by 8%. The standard merit increase in 2006 was 3% throughout the Company. Mr. Potts and Mr. Sawicki received higher increases in 2006 due to their higher level of performance. Effective September 15, 2006, Mr. Sawicki’s base salary was further increased by 24% to $300,000 in recognition of the strong contributions to our success made by the Calibre product line he leads and to bring his base salary more in line with the salaries paid to the general managers of our other product divisions. Beginning fiscal year 2008 (February 1, 2007 to January 31, 2008), salary adjustments will become effective on August 1 of each year.

Annual Variable Incentive Plan Compensation

The Compensation Committee approves annual performance-based compensation through a VIP. The purpose of the annual performance-based compensation is to motivate executive officers to higher levels of performance. A target bonus, expressed as a percentage of base salary paid during the year, is established for each executive. The Compensation Committee reviews these target bonus percentages annually as part of the annual salary review process, and any adjustments to the bonus percentages take effect on July 1 of each year (August 1 commencing with fiscal 2008). In 2006, the target bonus percentages approved by the Committee for Dr. Rhines increased from 100% for the first half of the year to 105% for the second half of the year, for Mr. Hinckley increased from 90% to 95%, and for Mr. Maulsby, Mr. Sawicki and Mr. Potts remained constant at 80%, 55% and 60%, respectively. The increases for Dr. Rhines and Mr. Hinckley served to put a greater percentage of their total compensation opportunity at risk.

Executive officers who are not general managers for a product division, including Dr. Rhines, Mr. Hinckley and Mr. Maulsby, participate in an Executive VIP which is based 100% on the Company’s overall performance as measured by operating income as adjusted to eliminate special charges, SFAS 123(R) expenses, in-process research and development charges, and other impacts of acquisitions that were not reflected in our business plan for the year. The adjusted operating income target to earn 75% of the target bonus payout for the 2006 Executive VIP was set at $41.4 million, which was the adjusted operating income set forth in our 2006 business plan approved by the Board of Directors and the basis for the earnings per share guidance for 2006 provided in the first quarter of 2006. This structure under which achievement of plan results in payout of only 75% of target is intended to limit the expense of the Executive VIP and to encourage executives to strive to exceed the Company’s forecasted adjusted operating income for the year. Earning the 30% threshold bonus payout required adjusted operating income of $35.2 million. There was no maximum payout level, but the payout formula provided that an additional 25% of participants’ target bonuses would be paid for each additional $4.14 million of adjusted operating income over $41.4 million. In 2006 we achieved an adjusted operating income of $74.4 million, which was $33.0 million over plan. This resulted in an Executive VIP payout as a percentage of target of 275%. Adjusted operating income was equal to operating income of $50.3 million, plus $7.1 million of special charges, $13.6 million of SFAS 123(R) expense, $2.4 million of in-process research and development charges, and $1.0 million of additional expenses associated with acquisitions not reflected in our 2006 business plan.

Executive officers such as Mr. Sawicki and Mr. Potts who are general managers of one of our product divisions have their annual VIP based on the performance of their division. The VIP for each product group in their division is measured based on the sum of software product bookings, which are product orders expected to result in revenues within six months, plus support revenues (“VIP Revenues”), and is subject to reduction if direct operating expense budgets are exceeded. The VIP process each year for the product divisions starts with the general manager selecting an incentive plan or plans for his division. The general manager is given a choice between three incentive plans, and with approval from senior management, general managers may select different plans for the discrete product groups within their divisions. The general manager’s personal VIP payout percentage will then be the average of the percentage payouts for the product groups in his division. Each general manager chooses the incentive plan for each product group that he believes best fits the expected performance of the product group relative to the previous year and the business plan for the current year, and that will maximize the VIP payout for himself and VIP participants in his division.

The three incentive plans are all based on allocating a portion of incremental VIP Revenues for a product group to the employees of that group pro rata in accordance with their target bonus amounts. Incentive Plan A provides for the payout of 20% of VIP Revenues for a product group in excess of prior year VIP Revenues until the total payout is 75% of the aggregate target bonuses of employees in the group, with an additional payout of 5% of any additional VIP Revenues that also exceed current year planned VIP Revenues. Incentive Plan B provides for the payout of 10% of VIP Revenues for a product group in excess of prior year VIP Revenues until the total payout is 75% of the aggregate target bonuses of employees in the group, with an additional payout of 15% of any additional VIP Revenues that also exceed current year planned VIP Revenues. Under Incentive Plan C, if VIP Revenues for a product group are at least equal to current year planned VIP Revenues, a payout is made of 75% of the aggregate target bonuses of employees in the group, with an additional payout of 5% of any additional VIP Revenues that exceed current year planned VIP Revenues. In general, a general manager who is confident that VIP Revenues for a product group will substantially exceed prior year actual VIP Revenues and current year planned VIP Revenues will choose Incentive Plan B because it pays out 15%, rather than 5%, of incremental revenues over plan and the 75% payout level. A general manager who is more cautious about current year growth prospects for a product group will choose Incentive Plan A because it pays out 20%, rather than 10%, of the initial VIP Revenues in excess of prior year actual VIP Revenues. For a product group with current year planned VIP Revenues lower than prior year actual VIP Revenues, Incentive Plan C would be chosen because it provides a 75% payout for achieving plan without any requirement to exceed prior year performance. Incentive Plan C might also be chosen as an alternative to Incentive Plan A if the 75% payout would be achieved at a lower VIP Revenue level under Plan C and the general manager is confident of reaching that level.

Mr. Sawicki is Vice President and General Manager of our Design-to-Silicon Division (“D2S”), which includes our Calibre product line. The fiscal year 2006 D2S VIP was based 50% on performance of the Extraction tool subset of the Calibre product line, and 50% on performance of the balance of the Calibre product line. Mr. Sawicki selected Incentive Plan B for both of these product groups. For Extraction tools, the 75% bonus payout required a 16.6% increase in VIP Revenues for 2006 over 2005, the 1% threshold payout required a 0.2% increase in VIP Revenues, and an additional 25% of target bonus was payable for each additional 3.7% increase in VIP Revenues over the 16.6% increase required for the 75% bonus payout. For the remainder of the Calibre product line, the 75% bonus payout required a 6.6% increase in VIP Revenues for 2006 over 2005, the 1% threshold payout required a 0.1% increase in VIP Revenues, and an additional 25% of target bonus was payable for each additional 1.5% increase in VIP Revenues over the 6.6% increase required for the 75% bonus payout. As both the Extraction and the other Calibre VIPs were based on Incentive Plan B, the difference in growth percentages required to achieve various payout levels resulted from a much higher 2005 VIP Revenue base for other Calibre products without a proportionately higher aggregate target bonus level for employees in that group. Mr. Sawicki’s actual payout as a percentage of target for 2006 was 318%, which was the average of the Extraction tool payout percentage of 140% and the other Calibre products payout percentage of 496%.

Mr. Potts is Vice President and General Manager of our Systems Design Division (“SDD”), which includes our printed circuit board, cabling and field programmable gate array product lines. The 2006 SDD VIP was based one-third on performance of the cabling product line, one-third on performance of the Board Station product line, and one-third on performance of the balance of the SDD product lines. For the cabling product line, Mr. Potts selected Incentive Plan B under which the 75% bonus payout required a 30.3% increase in VIP Revenues for 2006 over 2005, the 1% threshold payout required a 0.4% increase in VIP Revenues, and an additional 25% of target bonus was payable for each additional 6.7% increase in VIP Revenues over the 30.3% increase required for the 75% bonus payout. For Board Station, the business plan for 2006 was for VIP Revenues 9.5% lower than 2005 VIP Revenues; accordingly, Mr. Potts selected Incentive Plan C under which the 75% threshold payment level for 2006 was the 2006 business plan, and an additional 25% of target bonus was payable for each 1.5% increase in VIP Revenues over plan level. For the remainder of the SDD products, Mr. Potts selected Incentive Plan A under which the 75% bonus payout required an 8.8% increase in VIP Revenues for 2006 over 2005, the 1% threshold payout required a 0.1% increase, and an additional 25% of target bonus was payable for each additional 11.8% increase in VIP Revenues over the 8.8% increase required for the 75% bonus payout. Mr. Potts’ actual payout as a percentage of target for 2006 was 92%, which was the average of the cabling product line payout percentage of 0%, the Board Station payout percentage of 239%, and the other SDD products payout percentage of 36%.

Stock Option Awards

Stock option awards are intended to attract and retain highly talented executives, to provide an opportunity for significant compensation when overall Company performance is reflected in the stock price, and to help align executives’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees, including executive officers.

Annual option grants to executive officers are made in the form of incentive stock options (“ISOs”) to the fullest extent permitted under tax rules, with the balance granted in the form of nonqualified stock options (“NQSOs”). ISOs have potential income tax advantages for executives if the executive disposes of the acquired shares after satisfying certain holding periods. ISO exercises are exempt from Medicare tax, so both the executives and the Company may receive a small cash tax savings as a result of ISO grants. Tax laws provide that the aggregate grant date fair market value of ISOs that become exercisable for any employee in any year may not exceed $100,000. Accordingly, each year we generally grant each executive officer ISOs for the maximum number of shares that, when multiplied by the option grant price, does not exceed $100,000. Our standard vesting schedule of 25% on the first anniversary of the grant date and 1/48th each month thereafter is then applied to the total ISO and NQSO grant made each year, with the ISO portion of each grant generally becoming exercisable in the last part of the four-year vesting period.

All Named Executive Officers received stock option grants as part of the 2006 annual option grant program for key employees. In 2006, the annual option program for all employees resulted in grants of a total of 1.92 million shares. The Board of Directors determines the number of stock options available for grants in each fiscal year based primarily upon prior history, the competitive environment and the total number of options available for grant under our stock option programs. Our Human Resources department creates a stock distribution matrix to allocate the aggregate approved stock options to eligible employees. This matrix proposes a specific number of stock options for each eligible employee based on his or her job grade level. Managers may recommend larger or smaller stock option grants than those proposed by the matrix, subject to senior management and Compensation Committee approval. The number of options granted to the Chief Executive Officer and to the President in relation to the matrix amounts for their positions is determined exclusively by the Compensation Committee.

To encourage stock ownership by our Named Executive Officers, we provide as part of our annual option grant program that they are also eligible for additional stock option grants from the total pool of stock options available based on their ownership of our common stock. Ownership is calculated as the fair market value of common stock currently owned by the executive officer divided by the executive’s base salary and expressed as a percentage. Based on the ownership percentage, a match percentage is determined:

Ownership Percentage	Match Percentage
Less than 25%	0%
25% to 50%	25%
50% to 75%	50%
75% to 100%	75%
Greater than 100%	100%

The match percentage is then multiplied by the specific number of stock options for each executive officer determined by the matrix. The resulting number of additional stock option grants is added to the grant amount otherwise approved to determine the total number of stock options granted to the executive officer.

The following table shows the three elements of the total 2006 option grant to each Named Executive Officer:

Name	Matrix Amount	Options Granted over Matrix Amount	Ownership Matching Program		Total 2006 Option Grant
			Ownership Percentage	Match Options
Walden C. Rhines	75,000	75,000	100%	75,000	225,000
Gregory K. Hinckley	63,750	61,250	100%	63,750	188,750
L. Don Maulsby	22,500	7,500	50%	11,250	41,250
Joseph D. Sawicki	18,750	11,750	50%	9,375	39,375
Walter H. Potts	22,500	7,500	75%	16,875	46,875

The matrix amount for 2006 for each Named Executive Officer was unchanged from his 2005 matrix amount, except that Mr. Sawicki’s matrix amount increased by 7,500 shares reflecting his promotion to a higher job grade level. Total option grants for Dr. Rhines and Mr. Hinckley in 2006 were higher than in 2005 by 25,000 and 18,750 shares, respectively, as the Compensation Committee exercised discretion to grant a higher over-matrix amount to each of them to reward performance. Option grants to Mr. Maulsby, Mr. Sawicki and Mr. Potts were all for 30,000 shares before the matching program, reflecting the high level of their contributions to the company over the prior year.

401(k) Plan

Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in 2006 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Change in Control Benefits

We have provided change in control severance protection to our executive officers since 1999 and have not modified our standard change in control provisions in our executive retention agreements since 2004. Under our executive retention agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 12 months after a change in control of the Company, except that this protection is extended to 24 months for Dr. Rhines and Mr. Hinckley.

These benefits are intended to diminish the distraction that executives would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive’s full dedication and services at all times. Our change in control benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help the Company attract, retain and motivate highly talented executives.

Change in control benefits generally consist of a lump sum cash payment; acceleration of unvested stock option awards; health, life and disability insurance continuation; director and officer insurance continuation; relocation expenses and outplacement services. The lump sum cash payment is equal to three times the sum of base salary plus target bonus for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target bonus for all other Named Executive Officers. Additional details and specific terms of the change in control severance provisions are set forth under “Potential Payments upon Termination or Change in Control” above.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In 2006, total salary and VIP bonus for Dr. Rhines, Mr. Hinckley and Mr. Maulsby exceeded $1,000,000, so a portion of the compensation paid to them was not deductible. To address future deductibility of bonus compensation under Section 162(m), the Board of Directors has adopted, and submitted to the shareholders for approval, the Executive VIP. See “Approval of Executive Variable Incentive Plan.” If the Executive VIP had been in effect in 2006, Section 162(m) would not have precluded the deductibility of any compensation paid to officers. It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by us to executive officers in 2006 were Incentive Stock Options. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Fontaine K. Richardson, Chair

Marsha B. Congdon

Kevin C. McDonough

Patrick B. McManus

APPROVAL OF AMENDMENT TO 1987 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

(Proposal No. 2)

Mentor Graphics’ 1987 Non-Employee Directors’ Stock Option Plan (“1987 Plan”) was adopted by the Board of Directors and the shareholders in 1987, and most recently amended by the Board of Directors and shareholders in 2006. The purpose of the 1987 Plan is to promote the interests of the Company and its shareholders by enabling the Company to recruit and retain qualified non-employee directors by offering a competitive level of benefits.

Under the current 1987 Plan, on the date of each Annual Meeting of Shareholders, each non-employee director elected is automatically granted an option to purchase 12,000 shares of Common Stock. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. The options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant.

In order to maintain a competitive level of compensation to our Board, Company management and the Board of Directors propose amending the 1987 Plan to increase the annual option grant to each director from 12,000 shares to 21,000 shares, provide directors the alternative of receiving 7,000 shares of restricted stock in lieu of the annual option grant, and decrease the vesting period of these awards from five years to three years. The proposed amendments would also give the Board of Directors flexibility to change the amount and other terms of the annual awards. An aggregate of 1,500,000 shares of Common Stock have previously been reserved for issuance under the 1987 Plan. This proposal does not include any increase in the number of shares reserved for issuance under the 1987 Plan.

Description of the 1987 Plan

A copy of the 1987 Plan, as proposed to be amended, is attached to this Proxy Statement as Exhibit A. The essential features of the 1987 Plan, as proposed to be amended, are outlined below.

Eligibility

Any director who is not an employee of the Company and has not, within two years, been an employee of the Company (“Non-Employee Director”) is eligible to receive awards under the 1987 Plan.

Annual Grants of Options and Restricted Stock

On the date of each Annual Meeting of Shareholders, each Non-Employee Director elected will be automatically granted, at the election of the Non-Employee Director, either (a) an option to purchase 21,000 shares of Common Stock of Mentor Graphics at an exercise price equal to the fair market value of the Common Stock on that date or (b) a restricted stock award for 7,000 shares of Common Stock of Mentor Graphics. Any Non-Employee Director elected at the meeting who has not served as a director continuously since the prior Annual Meeting will receive a proportionately reduced grant. On the date of the 2006 Annual Meeting, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson were each automatically granted an option for 12,000 shares at an exercise price of $13.20 per share. If the 1987 Plan as amended is approved by shareholders and all directors are re-elected, each of the Non-Employee Directors will be automatically granted either an option for 21,000 shares or a restricted stock award for 7,000 shares on the date of the 2007 Annual Meeting.

The Compensation Committee can, at any time, increase or decrease the number of options and shares of restricted stock annually granted to Non-Employee Directors.

New Director Options

The 1987 Plan provides for the automatic grant of an option for 30,000 shares of Common Stock to any new Non-Employee Director at the time of initial election to the Board. None of the current directors is eligible to receive these options. Any such options granted to a new Non-Employee Director would be subject to the same option terms, including the three-year vesting period, described below.

Option Terms

Options under the 1987 Plan are granted at an exercise price equal to the fair market value of the Common Stock on the grant date. On April 18, 2007, the closing price of Common Stock on the Nasdaq Stock Market was $17.07 per share. No monetary consideration is paid to the Company upon the granting of options. Unless otherwise determined by the Compensation Committee, all options will have a ten-year term from the date of grant and will be exercisable for one-third of the number of shares covered by the option at the end of each year of the first three years following grant, subject to special acceleration provisions applicable on death or a change in control of the Company as defined in the 1987 Plan.

Options may be exercised only while the optionee is a director of the Company, within 30 days after the date the optionee terminates as a director, or within one year after the death or disability of the optionee. Except as otherwise determined by the Compensation Committee, options are not transferable except upon the death of optionee. The Compensation Committee has authorized the transfer of options to family members of optionees.

At the date of exercise, the optionee may pay the full option price in cash or in shares of Common Stock previously acquired by the optionee valued at fair market value. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the 1987 Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Each option granted under the 1987 Plan includes a related limited stock appreciation right that is exercisable only under certain conditions following a change in control of the Company as defined in the 1987 Plan. Each limited stock appreciation right entitles the holder of the related option to receive from the Company a cash amount equal to the excess of the fair market value at the time of exercise of one share of Common Stock over the option price per share, multiplied by the number of shares covered by the related option or portion of the related option.

Restricted Stock Terms

No monetary consideration is paid to the Company upon the award of restricted stock. Restricted stock awards will initially be subject to forfeiture to the Company. Unless the Committee otherwise determines, the restricted stock will be released from the forfeiture restrictions over a three-year period so that one-third of the shares will be released from the forfeiture restrictions at the end of each year of the first three years following grant, subject to special provisions applicable on death or a change in control of the Company.

Shares of restricted stock that are subject to forfeiture shall be forfeited to the Company if the Non-Employee Director ceases to be a director. Except as otherwise determined by the Compensation Committee, shares of restricted stock are not transferable while the forfeiture restrictions are in effect except upon the death of the director. The Compensation Committee has authorized the transfer of shares of restricted stock to family members of directors.

The authority in the Plan to issue restricted stock includes the authority to issue, in the discretion of the Compensation Committee, restricted stock units that provide for the issuance of the underlying common stock at a later date when the forfeiture restrictions would have lapsed.

Duration

The 1987 Plan will remain in effect indefinitely until all of the available shares have been issued and are no longer subject to forfeiture unless sooner terminated by the Board of Directors.

Administration

The 1987 Plan is administered by the Compensation Committee. The Compensation Committee is responsible for the general administration and interpretation of the 1987 Plan. No member of the committee may participate in any decision relating exclusively to an option granted to that member.

Tax Consequences

Options under the 1987 Plan will be treated as “nonqualified stock options” (NQSOs) for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NQSO until the option is exercised. At the time of exercise of an NQSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon sale of shares acquired upon exercise of an NQSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

A Non-Employee Director who receives restricted stock under the 1987 Plan will generally realize taxable income at the time the shares become substantially vested for purposes of Section 83 of the Internal Revenue Code unless the director elects under Section 83(b) of the Internal Revenue Code within 30 days after the original transfer to recognize income at the time of the original transfer. If the shares are subject to forfeiture at the time of receipt and no Section 83(b) election is made at the time of the original transfer, the director will realize taxable income in each year in which the forfeiture restrictions lapse with respect to a portion of the shares. The Company generally will be entitled to a tax deduction equal to the amount includable as income by the Non-Employee Director at the same time or times as the Non-Employee Director recognizes income with respect to the shares.

Vote Required For Approval

The affirmative vote of the holders of at least a majority of the Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter is required for adoption of Proposal No. 2. Abstentions will therefore have the same effect as “no” votes in determining whether the proposal is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal No. 2. Unless otherwise instructed, proxy holders will vote FOR Proposal No. 2.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

APPROVAL OF EXECUTIVE VARIABLE INCENTIVE PLAN

(Proposal No. 3)

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its five most highly compensated officers in any year on the Company’s Federal income tax return. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in regulations. In 2006, the compensation paid by the Company to three executive officers exceeded the $1,000,000 limit, and the excess was not deductible.

To address the issue of deductibility of executive compensation paid to executive officers beginning with the fiscal year ending January 31, 2009, the Board of Directors has amended the Executive Variable Incentive Plan (the “VIP”) and submitted the amended VIP to the shareholders for approval. The existing VIP allows for payment of annual cash bonuses to executive officers without any restrictions. The purpose of amending the VIP is to enable the Company to qualify the annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m).

The following summary of the VIP is qualified in its entirety by reference to the terms of the VIP, a copy of which is attached as Exhibit B to this proxy statement.

Description of the VIP

Effective Date

The amended VIP will be effective beginning with annual bonuses paid for the fiscal year ending January 31, 2009. Annual bonuses for the current 2008 fiscal year will not be covered by the amended VIP, and therefore will be subject to the deduction limit of Section 162(m).

Administration

The establishment of performance goals and related bonus opportunities under the VIP and all other decisions regarding the administration of the VIP will be made by the Compensation Committee, which is comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).

VIP Participants

VIP participants will include the Chief Executive Officer and the President of the Company. The Compensation Committee may designate any other executive officer of the Company as a VIP participant for any fiscal year at the time of establishment of performance goals for that year. Executive officers who are not designated as VIP participants will still participate in the Company’s annual variable incentive programs, but their bonuses will not be subject to the terms of the VIP.

Performance Bonus Categories

Performance bonuses under the VIP may be based in whole or in part on satisfying either 162(m) performance goals or other performance goals. The portion of any bonus based on achievement of 162(m) performance goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m); bonus portions based on other performance goals will not constitute “performance-based compensation” for this purpose. The “162(m) performance goals” shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business, product line or other unit of the Company: revenues, bookings, gross margins, operating expenses, operating income, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, stock price increase, asset turnover, reduction in leverage, days sales outstanding, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on investment, and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, SFAS 123(R) expenses, restructuring charges, and special charges (determined according to criteria pre-established by the Compensation Committee). “Other performance goals” may consist of any objective or subjective goals determined by the Compensation Committee.

Performance Goals and Bonus Opportunities

To make a performance award to any participant for any fiscal year under the VIP, the Compensation Committee will establish in writing (i) a target cash bonus amount for the participant for performance in that year, (ii) the maximum cash bonus, (iii) the portion of the target bonus that will be payable based on 162(m) performance goals for the year and the portion of the target bonus that will be payable based on other performance goals for the year, (iv) the 162(m) performance goals and/or the other performance goals for the year, (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) performance goals and/or the other performance goals for the year and (vi) the timing of payment and any other conditions to payment under the award. The 162(m) performance goals for any fiscal year shall be established no later than the 90th day of that fiscal year.

Computation and Certification of Bonus

Following the conclusion of any year, prior to the payment of any cash bonuses under the VIP with respect to that year, the Compensation Committee will certify in writing the levels of attainment of the 162(m) performance goals and the other performance goals for the year, and the calculation of the total bonus amount for each participant. No bonus shall be paid if the related performance goal is not met, but the Compensation Committee may, in its discretion, reserve the right to reduce or eliminate a participant’s calculated award based on circumstances relating to the Company or the participant.

Discretionary Bonus

In addition to bonuses payable based on 162(m) performance goals and other performance goals, the Compensation Committee may, in its discretion, at any time determine to pay a bonus to a VIP participant with respect to performance in any fiscal year. Such discretionary bonuses will not constitute “performance-based compensation” within the meaning of Section 162(m). The Compensation Committee may not promise to pay any amount as a discretionary bonus as a substitute for amounts not earned under a 162(m) performance goal.

Maximum Bonus

The maximum cash bonus that may be paid or accrued for any participant with respect to performance in any fiscal year will be $5 million.

Amendment and Termination

The VIP may be amended or terminated by the Board of Directors at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of VIP awards as performance-based compensation. Unless re-approved by the shareholders, the VIP will terminate at the first meeting of shareholders of the Company in 2012.

New Plan Benefits

The amended VIP will not apply until fiscal 2009, and the performance goals and other criteria for awards under the VIP for fiscal 2009 have not been established. See “Summary Compensation Table” for the amounts of annual bonuses paid to the Named Executive Officers for fiscal 2006 performance under the existing VIP. All executive officers as a group (11 persons) were paid an aggregate of $5,773,739 in annual bonuses for fiscal year 2006 performance under the existing VIP.

Vote Required for Approval

If a quorum is present at the Annual Meeting, Proposal 3 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted as voting either for or against and therefore have no effect on the results of the vote.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 3. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

(Proposal No. 4)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the fiscal years 2007 (ending January 31, 2007) and 2008 (ending January 31, 2008), subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

Vote Required

Adoption of Proposal No. 4 will require that the votes cast in favor of Proposal No. 4 at the Annual Meeting exceed the votes cast against Proposal No. 4. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 4. All valid proxies will be voted FOR Proposal No.4 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 4. MANAGEMENT AND

THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

REPORT OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review the Company’s audited financial statements. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received a formal written statement from the independent auditors relating to independence consistent with Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact the auditors’ objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Marsha B. Congdon

James R. Fiebiger

Sir Peter L. Bonfield

INDEPENDENT AUDITORS

The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit of the Company’s 2005 and 2006 annual financial statements and for other professional services rendered in 2005 and 2006 were:

	2005	2006
Audit Fees(1)	$2,113,102	$2,654,831
Audit-Related Fees(2)	$24,000	$89,300
Tax Fees(3)	$18,730	$63,785
All Other Fees	$0	$0

(1)	Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements, including review of related 10-Qs and 10-Ks and the required audit of internal control over financial reporting in order to issue an opinion, attendance at audit committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters,” and time incurred in connection with the audit of the income tax accrual. Audit Fees also include fees for statutory audit services, comfort letters and consents to SEC filings.

(2)	Audit-Related Fees are fees for employee benefit plan audits, review of purchase accounting related to mergers and acquisitions, and consultation on proposed transactions and internal control reviews.

(3)	Tax Fees in 2006 represent fees for preparation and review of income tax returns and assistance with audits by taxing jurisdictions, as well as assistance with accounting and tax issues and tax consulting meetings and communications. Tax fees in 2005 represent fees for preparation and review of income tax returns and assistance with audits by taxing jurisdictions.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditor, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 2006.

ETHICS POLICIES

The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. Under the Standards of Business Conduct, all employees including executives and officers of the Company are to perform their work guided by the Company’s corporate value of “Win, Ethically.” The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors and the Company’s General Counsel are the Company’s Compliance Officers for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the attention of either of the Compliance Officers. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officers.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2008 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than March 16, 2008. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than January 19, 2008.

By Order of the Board of Directors

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

May 11, 2007

EXHIBIT A

MENTOR GRAPHICS CORPORATION

1987 NON-EMPLOYEE DIRECTORS’ STOCK ~~OPTION~~ PLAN

as amended1

Mentor Graphics recognizes that its continuing success depends upon the initiative, ability and significant contributions of non-employee directors. Mentor Graphics believes that by affording its non-employee directors the opportunity to ~~purchase~~acquire shares of Mentor Graphics it will enhance its ability to attract and retain non-employee directors and will provide an incentive for them to exert their best efforts on its behalf.

The Plan is as follows:

1.    SHARES SUBJECT TO ~~OPTION~~PLAN.

1.1    ~~Options~~Awards granted under this Plan shall be for authorized but unissued or reacquired Common Stock of Mentor Graphics.

1.2    ~~Options~~Awards may be granted under ~~sections 5 and 6 of~~ the Plan for a total of not more than 1,500,000 shares of Common Stock, subject to adjustment under section ~~11.~~12. Shares subject to options that are terminated or expire without being exercised, (other than options that are surrendered upon exercise of a related stock appreciation right) and shares subject to restricted stock awards that are forfeited to the Company, shall be added to the shares remaining for future options.

2.    EFFECTIVE DATE; DURATION.

This Plan shall be effective May 21, 1987 and continue until ~~options covering~~ all of the available shares have been ~~granted and exercised~~issued and are no longer subject to forfeiture unless sooner terminated by the Board of Directors of Mentor Graphics (Board). Expiration or termination of the Plan shall not affect outstanding options ~~or~~, stock appreciation rights or restricted stock awards.

3.    ELIGIBILITY; NON-EMPLOYEE DIRECTORS.

~~Options~~Awards may be granted under this Plan only to persons who are or have been elected as Non-Employee Directors of Mentor Graphics. A “Non-Employee Director” is a director who is not otherwise an employee of Mentor Graphics or any of its subsidiaries and has not been an employee of Mentor Graphics or any of its subsidiaries within two years of any date as of which a determination of eligibility is made.

4.    ADMINISTRATION.

4.1    The Plan shall be administered in accordance with the express provisions of the Plan by a compensation committee appointed by the Board (Committee). The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

4.2    The Committee shall have general responsibility to interpret and administer the Plan and shall have authority to adopt rules and to make other determinations not inconsistent with the Plan deemed necessary for the administration of the Plan. Any decision of the Committee shall be final and bind all parties. Notwithstanding the foregoing, the Committee’s exclusive power to make final and binding interpretations of the Plan shall immediately terminate upon the occurrence of a Change in Control (as defined in section ~~8.2~~9.2).

4.3    No Committee member shall participate in the decision of any question relating exclusively to an option granted to that member.

1 Underlined matter is new; matter crossed out is proposed to be deleted.

5.    ~~NON-DISCRETIONARY OPTION~~ GRANTS FOR CONTINUING DIRECTORS.

On the date of each annual meeting of shareholders of Mentor Graphics beginning with the annual meeting held in ~~1987~~2007 (Grant Dates), each Non-Employee Director elected at the annual meeting who served as a director continuously since the prior annual meeting shall be automatically granted, at the election of the Non-Employee Director, either (a) an option to purchase ~~12,000~~21,000 shares of Common Stock of Mentor Graphics or (b) a restricted stock award for 7,000 shares of Common Stock of Mentor Graphics. Any incumbent Non-Employee Director elected at an annual meeting who did not serve as a director for the full period since the prior annual meeting shall instead be automatically granted either (a) an option for a pro rata portion of ~~12,000 shares based~~21,000 shares or (b) a restricted stock award for a pro rata portion of 7,000 shares, based in either case on the number of full or partial months during the period that the director did serve. If the number of shares available for grant is insufficient to make all automatic grants required on any Grant Date, the number of shares for which options are granted to each Non-Employee Director shall be proportionately reduced. Prior to each annual meeting Non-Employee Directors shall make elections as to the receipt of options or restricted stock in accordance with procedures developed by Mentor Graphics. If a Non-Employee Director fails to make a timely election in accordance with these procedures, the Non-Employee Director shall receive options. The Committee can, at any time, increase or decrease the number of options and restricted stock annually granted to Non-Employee Directors.

6.    NON-DISCRETIONARY ~~OPTION~~ GRANTS FOR NEW DIRECTORS.

An option to purchase 30,000 shares of Common Stock shall be automatically granted to any person who (i) is elected a director of Mentor Graphics, (ii) has not previously served as a director of Mentor Graphics, and (iii) at the time of the initial election, qualifies as a Non-Employee Director under section 3. The automatic grant of an option under this section 6 shall occur on the date the new Non-Employee Director is first elected as a director (Grant Date).

7.    TERMS OF OPTIONS.

Each option granted under this Plan shall have the following provisions:

7.1    PRICE. The exercise price of the option shall be equal to the last price for the Common Stock reported on the Grant Date in the NASDAQ National Market System. If the Common Stock is no longer quoted in the NASDAQ National Market System, the exercise price shall be equal to the fair market value of the Common Stock determined in a reasonable manner specified by the Committee.

7.2    TERM. The term of the option shall be ten years from the Grant Date unless the Committee approves a shorter term at the time of grant.

7.3    TIME OF EXERCISE; OPTION YEAR.

7.3.1    Until it expires or is terminated and except as provided in section 7.3.2, the option may be exercised from time to time to purchase shares as provided in the option agreement. For options granted on or after the annual meeting in 2007 (except as otherwise determined by the Committee) the option may be exercised from time to time to purchase shares up to the following limits:

Years After Grant Date	~~Percent Exercisable~~		Portion Exercisable
Less than 1	~~0~~		0
1 to 2	~~20~~	~~%~~	1/3
2 to 3	~~40~~	~~%~~	2/3
Over 3 ~~to 4~~	~~60~~	~~%~~	100%
~~4 to 5~~	~~80~~	~~%~~
~~over 5~~	~~100~~	~~%~~

7.3.2    On death the exercise limit will be at least ~~50 percent.~~ two-thirds.

7.3.3    The table in section 7.3.1 is based on an Option Year. An Option Year is a 12-month period starting on the Grant Date or an anniversary of that date.

7.3.4    Options may be granted under the Plan for a total of not more than 1,500,000 shares of Common Stock, subject to adjustment under section 12.

7.4    CONTINUATION AS DIRECTOR.

7.4.1    If an optionee ceases to be a director for any reason, an Option Reference Date will be established. Any portion of ~~the~~an option held by the director that is not exercisable on the Option Reference Date will lapse. ~~The~~ Except as otherwise determined by the Committee, the Option Reference Date will be fixed as follows:

(a)    If the termination is by death or disability, the first day of the next Option Year will be the Option Reference Date.

(b)    In all other cases, the optionee’s last day as a director will be the Option Reference Date.

7.4.2    Any portion of the option that is exercisable on the Option Reference Date may be exercised up to the earlier of the last day of the term of the option or a date fixed as follows:

(a)    If the termination is by death or disability, one year after the last day as a director.

(b)    In all other cases, one month after the Option Reference Date.

7.5    PAYMENT OF EXERCISE PRICE. At the time of exercise of an option, the full exercise price must be paid in cash or by delivery of Common Stock of Mentor Graphics valued at fair market value, which shall be the last sale price for the Common Stock reported on the NASDAQ National Market System on the trading day immediately preceding the date of exercise or such other price as would be determined by the method used under section 7.1.

7.6    NONASSIGNABILITY. Except as otherwise determined by the Committee, the option may not be assigned or transferred except on death, by will or operation of law. Except as otherwise determined by the Committee, the option may be exercised only by the optionee or by a successor or representative after death.

8.    RESTRICTED STOCK. Restricted stock awards granted under this plan shall have the following provisions:

8.1    CONSIDERATION. Restricted stock shall be issued under the Plan without the payment of any consideration other than the performance of services by the Non-Employee Directors.

8.2    FORFEITURE PROVISIONS.

8.2.1    Restricted stock awards shall initially be subject to forfeiture to the Company. Unless the Committee otherwise determines, the restricted stock shall be released from the forfeiture restrictions as follows:

Years after Grant Date	Portion of Shares Released from Forfeiture Restrictions
Less than 1	0
1	1/3
2	2/3
3	100%

8.2.2    On death at least two-thirds shall be released from the forfeiture restrictions.

8.2.3    The table in section 8.2.1 is based on a Grant Year. A Grant Year is a 12-month period starting on the Grant Date or an anniversary of that date.

8.3    Continuation as Director. If a Non-Employee Director ceases to be a director for any reason, a Reference Date will be established. Any portion of a restricted stock award held by the director that is subject to forfeiture on the Reference Date will be forfeited to Mentor Graphics. Except as otherwise determined by the Committee, the Reference Date will be fixed as follows:

(a)    If the termination is by death or disability, the first day of the next Grant Year will be the Reference Date.

(b)    In all other cases, the Non-Employee Director’s last day as a director will be the Reference Date.

8.4    Nonassignability. Except as otherwise determined by the Committee, restricted stock subject to forfeiture may not be assigned or transferred except on death, by will or operation of law.

8.5    Restricted Stock Units. The authority in this Plan to issue restricted stock includes the authority to issue, in the discretion of the Committee, restricted stock units that provide for the issuance of the underlying common stock at a later date when the forfeiture restrictions would have lapsed.

9.    ACCELERATION UPON CHANGE IN CONTROL.

9.1    Notwithstanding any limitation on exercisability contained in any option or restricted stock agreement or in the Plan, each outstanding option shall automatically become exercisable in full for the remainder of its term, and each restricted stock award shall automatically become vested and not subject to forfeiture, upon the occurrence of a Change in Control.

~~8.2~~9.2    “Change in Control” means the occurrence of any of the following events:

~~8.2.1~~9.2.1    the approval by the shareholders of Mentor Graphics of:

(a)    any consolidation, merger or plan of share exchange involving Mentor Graphics (Merger) in which Mentor Graphics is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a Merger involving Mentor Graphics in which the holders of Mentor Graphics’ Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the Merger;

(b)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Mentor Graphics; or

(c)    the adoption of any plan or proposal for the liquidation or dissolution of Mentor Graphics;

~~8.2.2~~9.2.2    at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or appointed by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or appointed by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

~~8.2.3~~9.2.3    any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Mentor Graphics ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

~~9.~~10.    LIMITED STOCK APPRECIATION RIGHTS.

~~9.1~~10.1    Each option granted under the Plan shall include a related limited stock appreciation right. ~~Effective as of December 14, 1988 and subject to shareholder approval of the amendment to the Plan adding this section 9, a limited stock appreciation right is automatically granted in tandem with each option outstanding under the Plan on December 14, 1988.~~

~~9.2~~10.2    Limited stock appreciation rights shall be exercisable only during the 60 calendar days immediately following a Change in Control and only if the immediate resale of shares acquired upon exercise of the related option would subject the optionee to liability under Section 16(b) of the 1934 Act, provided, however, that a limited stock appreciation right may not be exercised within six months of its date of grant. Upon exercise of a limited stock appreciation right, the option or portion thereof to which the right relates must be surrendered. The shares subject to an option or portion thereof that is surrendered upon exercise of a limited stock appreciation right shall not be available for future option grants under the Plan.

~~9.3~~10.3    Each limited stock appreciation right shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics Common Stock over the option price per share under the related option, multiplied by the number of shares covered by the related option or portion of the related option.

~~9.4~~10.4    Payment upon exercise of a limited stock appreciation right by Mentor Graphics may be made only in cash.

~~9.5~~10.5    Limited stock appreciation rights may not be assigned or transferred except on death, by will or operation of law and may be exercised only by the holder or by a successor or representative after death.

~~10.~~11.    ~~OPTION~~AGREEMENT.

Each option shall be evidenced by a stock option agreement which shall set forth the number of shares for which the option was granted, the provisions called for in ~~section 7, 8 and 9 relating to the option~~sections 7, 9 and 10 relating to the option, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time. Each restricted stock award shall be evidenced by a restricted stock agreement which shall set forth the number of shares of restricted stock awarded, the provisions called for in sections 8 and 9 relating to the award, and such other terms and conditions consistent with the Plan as the Committee shall determine from time to time.

~~11.~~12.    CHANGES IN CAPITAL STRUCTURE.

If any change is made in the outstanding Common Stock without Mentor Graphics receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, corresponding changes shall be made in the number of shares remaining available for ~~option~~grant under ~~section 1,~~sections 1 and 7.3.4, without any further approval of the shareholders. Fractional shares shall be disregarded. The adjustment shall be made by the Committee whose determination shall be conclusive. No corresponding changes shall be made to the number of shares for which automatic grants are made under sections 5 and 6; provided, however, that stock option agreements evidencing options ~~may~~and restricted stock awards as to which shares have not yet been issued shall provide that the number of shares issuable under outstanding ~~options~~awards and the exercise price of such options shall be appropriately adjusted in the event of changes in capital structure covered by this ~~Section 11.~~section 12.

~~12.~~13.    AMENDMENT OR TERMINATION OF THE PLAN.

~~12.1~~13.1    The Board may amend or terminate this Plan at any time subject to section ~~12.2.~~13.2.

~~12.2~~13.2    Unless the amendment is approved by the shareholders, no amendment shall be made in the Plan that would increase the total number of shares available for ~~option grants~~awards under section ~~1.~~1 or 7.3.4.

EXHIBIT B

MENTOR GRAPHICS CORPORATION

EXECUTIVE VARIABLE INCENTIVE PLAN

1.    PURPOSES.    This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive variable incentive compensation directly linked to achievement of Company business objectives. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2.    DEFINITIONS.    The following words as used in this Plan have the meanings ascribed to each below:

(a)    “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: revenues, bookings, gross margins, operating expenses, operating income, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, stock price increase, asset turnover, reduction in leverage, days sales outstanding, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on investment, and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, SFAS 123(R) expenses, restructuring charges, and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b)    “Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Business Unit” means any subsidiary, division, line of business, product line or other unit of the Company.

(e)    “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f)    “Company” means Mentor Graphics Corporation.

(g)    “Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of the Company or of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h)    “Participant” means the Chief Executive Officer and the President of the Company and such other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of 162(m) Performance Goals or Other Performance Goals for any fiscal year.

(i)    “Plan” means the Executive Variable Incentive Plan, as set forth herein and as may be amended from time to time.

(j)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.    ADMINISTRATION.    The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4.    TARGET BONUSES AND PERFORMANCE GOALS.    To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the maximum cash bonus amount for the Participant for the year, (iii) the portion of the target bonus that will be payable based on 162(m) Performance Goals for the fiscal year and the portion of the target bonus that shall be payable based on Other Performance Goals for the fiscal year, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (vi) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5.    COMPUTATION AND CERTIFICATION OF BONUS.    Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No bonus shall be paid if the related performance goal is not met.

6.    DISCRETIONARY BONUS.    In addition to bonuses payable based on 162(m) Performance Goals and Other Performance Goals, the Committee may, in its discretion, at any time determine to pay a bonus to a Participant with respect to performance in any fiscal year. Such discretionary bonuses will not constitute “performance-based compensation” within the meaning of Section 162(m). The Committee shall not promise to pay any amount as a discretionary bonus as a substitute for amounts not earned under a 162(m) Performance Goal.

7.    MAXIMUM BONUS.    The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $5 million.

8.    GENERAL PROVISIONS.

(a)    Effective Date.    This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal year ending January 31, 2009. The Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2007 Annual Meeting of Shareholders.

(b)    Termination; Amendment.    The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial shareholder approval. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)    No Employment Rights.    Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. Except as otherwise determined by the Committee, if a Participant’s employment terminates for any reason before the payout date for an Award, the Participant will not be entitled to any payout under that Award.

(d)    Withholding.    Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such Award.

(e)    Governing Law.    The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

MENTOR GRAPHICS CORPORATION

Annual Meeting, June 14, 2007

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of shareholders of Mentor Graphics Corporation on June 14, 2007 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1.	Election of directors:	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Note: To withhold authority to vote for any individual, strike through the nominee’s name below.)

Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Gregory K. Hinckley, Kevin C. McDonough, Patrick B. McManus, Walden C. Rhines and Fontaine K. Richardson

2. Proposal to amend the Company’s 1987 Non-Employee Directors’ Stock Option Plan to provide for an annual grant to each director of an option for 21,000 shares or 7,000 shares of restricted stock, at the election of the director, to decrease the vesting period from five years to three years and to provide additional flexibility in administering the Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal to approve the Company’s Executive Variable Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal years ending January 31, 2007 and January 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF EACH OF THE ABOVE MEASURES.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSALS NOS. 2, 3 AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date: , 2007	Shares:

Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE JUNE 14, 2007.